Exhibit 10.4

REAL ESTATE REPURCHASE AGREEMENT

THIS REAL ESTATE REPURCHASE AGREEMENT (this “Agreement”), dated November __, 2022, is by and between FL MI RE 22, LLC, a Michigan limited liability company (“FL MI RE”), THOMAS NAFSO, and AMMAR KATTOULA (collectively, “Purchaser”), ZP RE MI WOODWARD, LLC, a Michigan limited liability company (“Seller”).

RECITALS:

A. Seller is the owner of, or has an equitable interest in, improved real property located at 23600, 23616, 23622 and 23634 Woodward Ave, Pleasant Ridge, MI 48069, more particularity described on Exhibit A (the “Real Property”).

B. FL MI RE was the previous equitable interest holder in the Real Property, and by way of that certain Master Agreement for Purchase and Sale dated on or about November 28, 2022, by and among the Purchasers and Seller (the “Master Agreement”). The Master Agreement provides for the assignment of all of Purchasers rights in and to the Real Property to Seller, as more particularly described therein.

C. As a condition of entering into the Master Agreement, Seller has required Purchasers to enter into this Agreement, for the purpose of requiring Purchasers to re-purchase the Real Property from Seller upon Seller’s written notice to the Purchasers.

D. Seller desires to sell, and Purchaser desires to purchase, the Property (as defined below), all in accordance with the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Purchaser agree as follows:

1. Sale. On the terms and subject to the conditions of this Agreement, Seller shall sell, convey and assign to Purchaser, on the Closing Date (as defined below), the Real Property, together with (collectively, the “Property”): (a) all tenements and appurtenant rights and privileges appertaining thereto; (b) all of Seller’s right, title and interest in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Real Property; (ii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Real Property; and (iii) all minerals, oil, gas and other hydrocarbons located in, on or under the Real Property, together with all rights to surface or subsurface entry; (c) all equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, and all other items of tangible personal property owned by Seller and located on or in the Real Property; (d) all intangible property owned by Seller relating in any way to the Property, including without limitation all transferrable warranties and guarantees from contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors covering the Property or any part of it; and (e) to the extent transferrable, all of Seller’s right, title and interest in, to and under any permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating to the Property.

2. Purchase. In full consideration for the sale of the Property and the performance by Seller of its covenants and agreements contained in this Agreement, Purchaser shall, on the terms and subject to the conditions of this Agreement, purchase the Property from Seller and pay to Seller the Purchase Price. The Purchase Price shall be allocated among the Property for income tax purposes in a manner to be designated by Purchaser, unless Purchaser’s allocation shall be manifestly unreasonable.

3. Purchase Price. The purchase price (the “Purchase Price”) shall be an amount equal to the amount that Seller has paid to sellers of the Property, the Assignment Fee and the Deposits, each as defined by the Master Agreement and Seller’s Costs (defined below). In the event the land contracts associated with certain of the Properties cannot be assigned to Purchaser (Seller agreeing to use reasonable efforts to cause them to be assigned), the Purchase Price shall equal Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000) plus Seller’s Costs. If any of the Properties’ associated Land Contracts cannot be transferred to Purchaser at the Closing, Purchaser and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Properties to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto. Purchaser shall, as applicable, as agent of Seller pay, perform, and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date and Purchaser agrees to indemnify Seller for any losses, damages, claims, costs and expenses arising from the acts or omissions described in this paragraph. To the extent permitted under applicable law, Seller shall, at Purchaser’s expense, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Properties and all income, proceeds and other monies received by Seller to the extent related to such Properties, additionally, Seller shall make all records associated with the foregoing, as possible, available to Purchaser at any and all times. “Seller’s Costs” means all of Seller’s and its affiliates costs, expenses and fees arising from the date the Master Agreement was signed until the Closing Date under this Agreement, related to or in connection with Seller’s acquisition, ownership, holding, and transfer of the Property, including, without limitation, debt service and carrying costs related to the Property. Seller’s Costs reimbursable by Purchaser shall be capped at One Hundred Fifty Thousand Dollars ($150,000) of actual expended third-party costs (without limiting the preceding definition of Seller’s Costs).

4. Payment of Purchase Price. The Purchase Price shall be payable as follows:

(a) Within three (3) business days after the Trigger Date, Purchaser shall deposit (the “Deposit”) One Hundred Thousand and 00/100 Dollars ($100,000.00) with Thomas Title & Escrow Agency, Bryan Selna, bselna@thomastitle.com, (480) 429-4314 (the “Title Company”), to be held in escrow an interest or non-interest bearing account (at the sole discretion of Purchaser) for the benefit of the parties and applied against the Purchase Price at Closing (defined below) or refunded or forfeited in accordance with the terms of this Agreement.

(b) The balance of the Purchase Price, plus or minus closing prorations and adjustments, shall be paid to Seller at the Closing by wire transfer of immediately available funds.

5. Conveyance. Conveyance of title to the Property shall be consummated by delivery at Closing of assigned land contracts associated with the Real Property, or if there are no land contracts, executed recordable warranty deeds conveying fee simple marketable title to the Property to Purchaser. The warranty deed shall not reflect the Purchase Price, but instead, an executed Real Estate Transfer Tax Valuation Affidavit in the form required by Oakland County and the State of Michigan shall be delivered to Purchaser at Closing. The personal property and intangibles contained in the definition of Property shall be conveyed by a bill of sale and assignment, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims. At Closing, Seller shall assign all existing leases encumbering the Properties to Purchaser.

6. Contingency. Purchasers’ and Seller’s obligations under this Agreement shall be contingent upon Seller giving written notice to Purchaser (the “Trigger Notice” and the date of the Trigger Notice, the “Trigger Date”) stating that Seller has elected in its sole discretion to require Purchaser to purchase the Property from Seller. Seller may give the Trigger Notice in its sole discretion ending thirty (30) days following the earlier of (i) the date (y) the City of Pleasant Ridge rejects approval of the pending Rapid Fish 2, LLC Marijuana Facility Application, or (z) Seller has actual notice of any breach of FL MI RE’s representations, warranties or covenants under the Master Agreement (as Assignor therein), or (ii) March 15, 2023 or such later date mutually agreed upon by Purchaser and Seller. Upon Seller delivering the Trigger Notice, Seller and Purchaser shall deliver the fully executed copy of this Agreement, the Trigger Notice and any additional documents required by the Title Company to the Title Company and direct the Title Company to open escrow for the purchase and sale of the Property. Without limiting the foregoing and notwithstanding anything herein to the contrary, Seller may, in its sole discretion, deliver to Purchaser its election to terminate this Agreement, whereupon this Agreement shall terminate and no party shall have further obligation to the other as provided herein, except for any obligations which, by their terms, survive termination of this Agreement. If Seller elects to terminate this agreement any deposit paid by Purchaser shall be returned to Purchaser.

7. Conditions Precedent to Seller’s Obligation to Close. The obligations of Seller under this Agreement are subject to the occurrence at or prior to the Closing Date of the following condition, which may be waived in whole or in part by Seller in writing:

(a) The due performance by Purchaser of each and every covenant, undertaking and agreement to be performed by it hereunder.

If the condition set forth in subparagraph (a) is not satisfied, then Seller shall have the rights and remedies provided for under Paragraph 12 below.

8. Closing. The closing of the purchase and sale of the Property (the “Closing”) shall take place within thirty (30) days following the Trigger Date (the “Closing Date”), through a assignments of any land contracts associated with the Real Property, or if there are no land contracts, Warranty Deeds and money escrow at the offices of the Title Company, or at such other time, date and place as the parties may agree; provided, however, Seller may extend the Closing Date for such time as is required to acquire all of the Real Property (or in lieu of such acquisition, Seller may elect to assign its equitable right to acquire certain portions of the Property to the Purchaser, in which case the Purchase Price shall be adjusted downward dollar for dollar with the cost of such portion of the Property).

9. Possession. Seller shall deliver to Purchaser exclusive possession of the Property at the Closing.

10. Prorations; Closing Adjustments.

(a) Seller shall pay all delinquent taxes, assessments, liens and other charges which are a lien against the Property as of the Closing Date. Current real estate taxes and current installments of special assessments, if any, shall be prorated on a due date basis, payable in advance, as of the date of the Closing.

(b) All documentary stamp taxes imposed on or in connection with this transaction shall be paid by the Purchaser. Purchaser shall pay the the recording fees for the Deed. Purchaser shall pay all costs of the any title insurance premiums for an owner’s policy of title insurance issued in connection with Closing. Purchaser shall pay the closing fee charged by Title Company.

(c) Operating expenses of the Property, if any, shall be prorated as of the midnight before the Closing Date. Purchaser shall be responsible for operating expenses of the Property commencing with the Closing Date.

11. Closing Deliveries. At or prior to the Closing, Seller shall deliver to Purchaser, or cause to be delivered to Purchaser: (a) the instruments of conveyance described in Paragraph 5 above, (b) an owner’s affidavit in the form and content required by the Title Company, and (c) other documents as are required by the Title Company of Seller in order to consummate the transaction.

12. Default. If Purchaser defaults under or breaches this Agreement, and such default or breach is not cured within five (5) business days after Purchaser receives written notice from Seller describing in detail the basis for default or breach, then Seller may (i) terminate this Agreement by written notice to Purchaser and the Title Company, and the Deposit shall be released by the Title Company to Seller as liquidated damages and not as a penalty (it being understood that Seller’s actual damages may be extremely difficult to calculate), (ii) enforce specific performance of Purchaser’s obligations under this Agreement, the Master Agreement and any other agreements executed in connection therewith, (iii) demand and require Purchaser to reimburse Seller for all out of pocket expenses in connection with this Agreement and the Master Agreement, (iv) give Purchaser notice that Seller has elected to place in effect the terms of that certain Promissory Note attached hereto as Exhibit B dated on or about January 12, 2023 (the “Note”) executed by TN and AK in favor of Seller, and thereafter the Note shall be collectible and in full force and effect without any further action required by the parties hereto or thereto, in such event Seller agrees to place the Properties in escrow, to be conveyed to Seller on the condition that the Note is satisfied in full, and (v) pursue any other rights and remedies at law or in equity. If Seller defaults under or breaches this Agreement, Purchaser may, at its option: (a) terminate this Agreement by written notice to Seller and the Title Company, in which event the Deposit shall be returned to Purchaser and Seller; or (b) enforce specific performance of Seller’s obligations under this Agreement. In the event of litigation to enforce this Agreement, the substantially prevailing party shall be entitled to an award of reasonable attorneys’ fees and litigation costs.

13. Notices. All notices shall be in writing and delivered personally, by a nationally recognized overnight air courier service, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by email to the parties at their respective addresses set forth below, and the same shall be effective upon receipt if delivered personally or by email, one (1) business day after depositing with an overnight air courier, or two (2) business days after depositing in the mail:

If to Purchasers:	FL MI RE 22, LLC
PO Box 1927
Birmingham, MI 48012
Attention: Tommy Nafso and Ammar Kattoula
Email: Tommy@roundcube.org
Akattoula@gmail.com

If to Seller:	Zoned Properties, Inc.
8360 E. Raintree Drive, Suite 230
Scottsdale, AZ 85260
Attention: Dan Gauthier
Email: dan.gauthier@zonedproperties.com

14. Broker. Seller and Purchaser do hereby certify, represent and warrant, each to the other, that they have not engaged, enlisted, employed or otherwise made use of any other real estate broker or sales person in connection with this sale. Seller and Purchaser shall each indemnify, defend and hold the other harmless with respect to any claim by any real estate broker or sales person in connection with this transaction claiming by, through or under the acts or agreements of the indemnifying party.

15. Foreign Seller Affidavit. Seller represents and warrants to Purchaser that Seller is not “a foreign person” as defined in Section 1445 of the Internal Revenue Code and Seller is, therefore, exempt from the withholding requirements of such Section. Seller shall deliver to Purchaser at Closing the exemption certificate described in Section 1445.

16. Assignment. Purchaser may assign or transfer any of its interest in this Agreement without Seller’s prior written consent to any entity majority owned by Purchaser, or combinations of Purchaser. Notwithstanding the above, Purchaser may not assign or transfer any of its interest in this Agreement to any other entity, individual, etc., without Seller’s prior written consent. Seller may assign or transfer any of its interest in this Agreement without Purchaser’s prior written consent to any entity majority owned by Seller, or combinations of Seller. Notwithstanding the above, Seller may not assign or transfer any of its interest in this Agreement to any other entity, individual, etc., without Purchaser’s prior written consent.

17. Binding Agreement. This Agreement shall bind and benefit Seller and Purchaser and their respective personal representatives, successors and assigns.

18. Entire Agreement. This Agreement represents the full and final agreement of the parties with respect to the subject matter hereof. This Agreement may be amended only by a writing signed by both parties. Neither Seller nor its respective officers, directors, managers, employees, agents, brokers, attorneys or representatives will disclose the subject matter or terms of this Agreement or the possible transactions contemplated hereby without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole discretion.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

20. Interpretation; Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day. Time is of the essence of this Agreement.

21. Facsimile. For the purposes of this Agreement, a signature or signatures delivered via facsimile or e-mail (in portable document format) transmission shall be deemed to be an original signature or signatures when attached to this Agreement or to any other document or notice provided for in this Agreement.

22. Attorneys’ Fees. In the event of any action or proceeding at law or in equity between Purchaser and Seller or any successor statute to such code and including in any appellate proceeding) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Party, the unsuccessful Party to such action or proceeding shall pay to the prevailing Party all costs and expenses, including without limitation reasonable attorneys’ and paralegals’ fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding, or in connection with any appeal related thereto, together with all costs of enforcement and/or collection of any judgment or other relief. If such prevailing Party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ and paralegals’ and others’ fees shall be included in and as a part of such judgment. All such costs and expenses incurred in enforcing a judgment shall be recoverable separately from and in addition to such judgment. The right to recover attorneys fees, costs and expenses under this Section shall be in addition to, and subject to, any limitation of remedies set forth in this Agreement.

23. Pocket Promissory Note. As a condition of agreeing to enter into this Agreement and the Master Agreement, Seller has required the Purchaser to cause the parties to the Note to execute the Note in favor of Seller. The parties acknowledge that execution and delivery of the Note by the parties thereto is material to Seller’s willingness to enter into this Agreement, the Master Agreement and the other documents ancillary to the transactions, and Seller would not have done so but for the execution and delivery of the Note. The Note shall be contingent and not effective unless and until Seller elects to enforce the terms thereof following Purchaser’s default hereunder. In the event the Closing occurs under this Agreement or there is no Trigger Notice given in accordance with Section 6 above, Seller agrees to void the Note.

Signature page follows

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date first written above.

PURCHASERS:

FL MI RE 22, LLC, a Michigan limited liability company

By:	/s/ Thomas Nafso
Name:	Thomas Nafso
Its:	Authorized Signatory

By:	/s/ Thomas Nafso
Name:	Thomas Nafso, individually

By:	/s/ Ammar Kattoula
Name:	Ammar Kattoula, individually

SELLER:

ZP RE MI WOODWARD, LLC, a Michigan limited liability company

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Its:	Authorized Signatory

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

Land situated in the City of Pleasant Ridge, County of Oakland, State of Michigan to wit:

Lots 61, 62, 63 and 64 of Woodland Heights Subdivision No. 2, according to the plat thereof as recorded in Liber 10 of Plats, Page 27, Oakland County Records

PARCEL 2:

Land situated in the City of Ferndale, County of Oakland, State of Michigan to wit:

Lots 57, 58, 59 and 60, WOODWARD HEIGHTS SUBDIVISION NO. 2, according to the recorded plat thereof as recorded in Liber 10 of Plats, Page 27, Oakland County Records.

PARCEL 3:

Land situated in the City of Pleasant Ridge, County of Oakland, State of Michigan

Lots 65 and 66, except the part of Lot 66 beginning at the Northwesterly corner of Lot 66, thence

Easterly along the North line of said Lot 29.09 feet; thence Westerly along the South face of the building wall 29 feet more or less; thence Northerly along the Easterly line of Woodward Avenue 0.45 of a foot to the point of beginning of Woodward Heights Subdivision No.2, according to the plat thereof as recorded in Liber 10, Page 27 of Plats, Oakland County Records.

EXHIBIT B

PROMISSORY NOTE

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